FOR IMMEDIATE RELEASE
CONTACT: NIGEL EKERN
         (203) 428-2000

                   NASDAQ LISTING QUALIFICATIONS PANEL EXTENDS
                    DEADLINE FOR DELISTING CLARUS SECURITIES

Stamford, Connecticut - September 2, 2004 - Clarus Corporation (Nasdaq: CLRS)
today announced that Nasdaq had notified the Company on September 1, 2004, of the Nasdaq Listing Qualifications Panel's (the "Panel") decision that the
Company's securities would remain listed on the Nasdaq National Market provided the Company meets certain conditions set forth in the Panel's decision. The decision follows the Company's appeal to the Panel of the previously disclosed determination of the Nasdaq Listing Qualification Staff (the "Staff") that, based upon the Staff's discretionary authority granted by Nasdaq Marketplace
Rules 4300 and 4330(a)(3), the Company's securities would be delisted on July 1,
2004, unless the Company appealed the Staff's decision. Following a hearing on
July 29, 2004, and a review of the record, the Panel has determined that the
Company may remain listed on Nasdaq provided that, among other requirements, on or before September 8, 2004, the Company submits to Nasdaq a copy of a definitive agreement for the acquisition of an operating entity and consummates the acquisition on or before September 15, 2004. While the Panel believed the
Company is a "public shell," the Panel acknowledged "the Company's plan to acquire an operating business within the very near term, which [the Panel]
believed would alleviate those concerns associated with the continued listing of public shells on [Nasdaq]."

"While we are pleased with the Panel's decision not to immediately delist the
Company's securities, the Company believes that the deadlines imposed by the
Panel to sign and consummate an acquisition are impractical and not in the best interest of the Company's shareholders," said Warren B. Kanders, the Company's
Executive Chairman of the Board. "The Company therefore intends to formally request the Panel to extend those dates to enable the Company to negotiate and complete a transaction in an appropriate time frame. The Company has been and continues to actively seek to effectively redeploy the Company's assets and use its substantial cash and net operating loss carry-forwards to enhance stockholder value through consummation of a significant acquisition transaction," continued Mr. Kanders. However, there is no assurance that the
Panel will agree to the Company's request. In the event the Company's securities are delisted, if and when a suitable transaction is consummated, the Company intends to list its securities on an appropriate national exchange.

This press release contains forward-looking statements within the meaning of the
Securities Act of 1933 and the Securities Exchange Act of 1934. Information in
this release includes Clarus' beliefs, expectations, intentions and strategies regarding Clarus and its future. Assumptions relating to the forward-looking statements involve judgments with respect to, among other things, future economic, competitive and market conditions, and future business decisions all of which are difficult or impossible to predict accurately and many of which are beyond our control. Actual results could differ materially from those projected in the forward-looking statements as a result of certain risks including our inability to execute successfully our planned effort to redeploy our assets to enhance stockholder value. All forward-looking statements contained in this release are based on information available to Clarus as of the date of this release and Clarus assumes no obligation to update the forward-looking statements contained herein.